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Exhibit 10.2

TAX SHARING AND INDEMNIFICATION AGREEMENT

        This Tax Sharing and Indemnification Agreement (this "Agreement") is entered into as of the Distribution Date by and between Pharmacopeia, Inc., a Delaware corporation ("Pharmacopeia"), on behalf of itself and each Pharmacopeia Affiliate, and Pharmacopeia Drug Discovery, Inc., a Delaware corporation ("PDD"), and their respective successors.

RECITALS

        WHEREAS, Pharmacopeia is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code, which currently files consolidated income Tax Returns;

        WHEREAS, PDD is a first-tier subsidiary of Pharmacopeia;

        WHEREAS, PDD conducts the drug discovery business which integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds, as more fully described in its Form 10 filed with the Securities and Exchange Commission on December 22, 2003, and the amendment thereto filed on February 17, 2004 (the "Drug Discovery Business");

        WHEREAS, Pharmacopeia holds certain assets used in the Drug Discovery Business;

        WHEREAS, Pharmacopeia has agreed to transfer and assign, or cause to be transferred and assigned, to PDD substantially all the remaining assets and properties of the Drug Discovery Business not already held by PDD (the "Contribution");

        WHEREAS, Pharmacopeia, its subsidiary Accelrys, Inc., and other Pharmacopeia Affiliates are engaged in the development and commercialization of molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis (the "Software Business");

        WHEREAS, the Board of Directors of Pharmacopeia has determined that it would be advisable and in the best interests of Pharmacopeia and its shareholders for Pharmacopeia to distribute on a pro-rata basis to the holders of record of Pharmacopeia common stock, par value $0.0001 per share (the "Pharmacopeia Common Stock"), without any consideration being paid by such holders, all of the outstanding shares of PDD common stock, par value $0.01 per share (the "PDD Common Stock") owned directly by Pharmacopeia (the "Distribution");

        WHEREAS, Pharmacopeia and PDD intend that the Contribution and the Distribution qualify as free of Federal Tax to Pharmacopeia and its stockholders under Sections 355 and 368(a)(1)(D) of the Code;

        WHEREAS, the parties hereto are entering into this agreement: to ensure the tax-free status of the Contribution and Distribution; to provide certain indemnities; and to provide for various administrative matters relating to Taxes, including (1) the preparation and filing of Tax Returns along with the payment of Taxes shown as due and payable thereon, (2) the retention and maintenance of relevant records necessary to prepare and file appropriate Tax Returns, as well as the provision for appropriate access to those records by the parties to this Agreement, (3) the conduct of audits, examinations, and proceedings by appropriate governmental entities which could result in a redetermination of Taxes, and (4) the cooperation of all parties with one another in order to fulfil their duties and responsibilities under this Agreement and under the Code and other applicable law; and

        WHEREAS, the parties desire to set forth their respective responsibilities for Taxes, including any Taxes that could be incurred in connection with the Distribution.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:

ARTICLE I
DEFINITIONS

        Unless otherwise defined in this Agreement, capitalized terms shall have the meanings ascribed thereto in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

        1.1.  "Adjustment" means any proposed or final change in the taxable income or Tax Liability of a taxpayer.

        1.2.  "Affiliate" means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

        1.3.  "Associates" has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        1.4.  "Code" means the Internal Revenue Code of 1986, as amended.

        1.5.  "Combined State Tax" means, with respect to each United States state or local taxing jurisdiction, any income, franchise or similar tax payable to such state or local taxing jurisdiction in which any PDD Affiliate files Returns with a Pharmacopeia Affiliate, on a consolidated, combined or unitary basis for purposes of such Tax.

        1.6.  "Combined State Tax Return" means any Return with respect to any Combined State Taxes that includes any Pre-Distribution Tax Period.

        1.7.  "Distribution" has the meaning set forth in the recitals.

        1.8.  "Distribution Agreement" means the Master Separation and Distribution Agreement between Pharmacopeia Inc. and PDD dated                        .

        1.9.  "Distribution Date" has the meaning set forth in the Distribution Agreement.

        1.10. "Federal Tax" means any Tax imposed under the Code, including any interest, penalty or other additions to Tax imposed under Subtitle F of the Code.

        1.11. "Federal Tax Return" means any Return with respect to any Federal Taxes that includes any Pre-Distribution Tax Period.

        1.12. "Final Determination" means the final resolution of any Tax matter. A final Determination shall result from the first to occur of:

          (a)   the expiration of 30 days after the IRS's acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Form 870 or 870-AD (or any successor comparable form) (the "Waiver"), except as to reserved matters specified therein, or the expiration of 30 days after acceptance by any other Taxing Authority of a comparable agreement or form under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; unless, within such period, the taxpayer gives notice to the other party to this Agreement of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

          (b)   a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

          (c)   the execution of a closing agreement under Code section 7121, or the acceptance by the IRS of an offer in compromise under Code section 7122, or comparable agreements under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; except as to reserved matters specified therein;

          (d)   the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or part by the IRS or any other Taxing Authority;

          (e)   the expiration of the applicable statute of limitations; or

          (f)    an agreement by the parties hereto that a Final Determination has been made.

        1.13. "Indemnified Liability" is defined at Section 7.2.

        1.14. "Indemnified Parties" is defined at Section 7.2.

        1.15. "Indemnifying Parties" is defined at Section 7.2.

        1.16. "IRS" means the U.S. Internal Revenue Service.

        1.17. "IRS Interest Rate" means the rate of interest imposed from time to time on underpayments of income tax pursuant to Code section 6621(a)(2).

        1.18. "Opinion Documents" means (i) the Spin-Off Opinion, (ii) the representation letters issued by Pharmacopeia and PDD to Dechert LLP in connection with the Spin-Off Opinion and (iii) all other documents provided by Pharmacopeia and PDD to Dechert LLP and on which Dechert LLP relied in issuing the Spin-Off Opinion

        1.19. "PDD Affiliate" means PDD and any Affiliate of PDD after the Distribution Date.

        1.20. "PDD Change in Control Tax" means any Tax imposed by reason of section 355(e) of the Code or any comparable provision of state or local law as a result of one or more persons acquiring, directly or indirectly, stock representing a 50% or greater interest in PDD.

        1.21. "PDD Separate Return" means any state or local Tax Return of PDD, other than any Combined State Tax Return, that includes any Pre-Distribution Tax Period.

        1.22. "Pharmacopeia Affiliate" means Pharmacopeia and any Affiliate of Pharmacopeia (other than PDD) before, on or after the Distribution Date, as applicable.

        1.23. "Pharmacopeia Consolidated Group" means the group of companies filing a consolidated Federal Tax Return or Combined State Tax Return, as the case may be, that includes Pharmacopeia.

        1.24. "Pharmacopeia Consolidated Return" means any consolidated Federal Tax Return or Combined State Tax Return of the Pharmacopeia Consolidated Group that includes any Pre-Distribution Tax Period.

        1.25. "Person" means any natural person, corporation, business trust, joint venture, association, company, partnership, or government, or any agency or political subdivision thereof.

        1.26. "Post-Distribution Tax Period" means (i) any tax period ending after the Distribution Date, and (ii) with respect to a tax period that begins on or before the Distribution Date and ends after the Distribution Date, such portion of the tax period that begins on the day after the Distribution Date.

        1.27. "Pre-Distribution Tax Period" means (i) any tax period beginning and ending before or on the Distribution Date, and (ii) with respect to a tax period that begins on or before and ends after the Distribution Date, such portion of the tax period that begins before the Distribution Date and ends at the close of the Distribution Date.

        1.28. "Proceeding" is defined at section 8.2(a).

        1.29. "Return" means any return, declaration, report, claim for refund, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        1.30. "Separation Tax" means any Tax (other than any PDD Change in Control Tax) imposed on any Pharmacopeia Affiliate or PDD Affiliate in connection with the Contribution and Distribution that would not have occurred had the Contribution and Distribution not occurred.

        1.31. "Spin-Off Opinion" means the opinion received from Dechert LLP to the effect that the Distribution will qualify as free of Federal Tax to Pharmacopeia and its stockholders under sections 355 and 368(a)(1)(D) of the Code.

        1.32. "Spin-Off Period" means the period commencing on the Distribution Date and ending on the seventh anniversary of the close of the taxable year of Pharmacopeia in which the Distribution occurs.

        1.33. "Subsidiary" means with respect to Pharmacopeia or PDD, any Person of which Pharmacopeia or PDD, respectively, controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

        1.34. "Tax Asset" means any Tax Item that may have the effect of producing a Tax Benefit.

        1.35. "Tax Benefit" means a reduction in the Tax Liability of a taxpayer (whether a Pharmacopeia Affiliate or a PDD Affiliate) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in all prior periods, is less than it would have been if such Tax Liability were determined without regard to such Tax Item.

        1.36. "Taxes" means all federal, state, local and foreign gross or net income, gross receipts, withholding, payroll, franchise, transfer, sales, use, value added, estimated or other taxes of any kind whatsoever or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts which any Pharmacopeia Affiliate or any PDD Affiliate is required to pay, collect or withhold, together with any interest and any penalties, additions or additional amounts imposed with respect thereto, and "Tax" means any of the Taxes.

        1.37. "Taxing Authority" means the IRS or any other governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction pursuant to applicable law over the assessment, determination, collection or imposition of any Tax.

        1.38. "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including basis) which may have the effect of increasing or decreasing Taxes paid or payable.

        1.39. "Tax Liability" means the net amount of Taxes due and paid or payable for any taxable period, determined after applying all tax credits and all applicable carrybacks or carryovers for net operating losses, net capital losses, unused general business tax credits, or any other Tax Items arising from a prior or subsequent taxable period, and all other relevant adjustments.

        1.40. "Tax Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

        1.41. "Unqualified Tax Opinion" means an unqualified "will" opinion of tax counsel to the effect that a transaction does not disqualify the Distribution from qualifying for tax-free treatment for Pharmacopeia or its shareholders under Code section 355 (including Code section 355(e))and any other applicable sections of the Code, assuming that the Distribution would have qualified for tax treatment if such transaction did not occur, which opinion is in form and substance reasonably satisfactory to Pharmacopeia. An Unqualified Tax Opinion may rely upon, and may assume the accuracy of, any representations given in any Opinion Document, and any customary representations contained in an officer's certificate delivered by an officer of Pharmacopeia or PDD to such counsel.

ARTICLE II
PREPARATION AND FILING OF TAX RETURNS.

        2.1.  Designation of Agent. With regard to each Pharmacopeia Consolidated Return, each PDD Affiliate hereby irrevocably authorizes and designates Pharmacopeia as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any such Tax Return or other Tax proceedings, and for the purpose of making payments to, or collecting refunds from, any Taxing Authority, provided that PDD may continue to participate in any such Tax proceedings as provided herein.

        2.2.  Pharmacopeia Consolidated Returns. Pharmacopeia will prepare all Pharmacopeia Consolidated Returns. Pharmacopeia shall have the exclusive right to (a) file, prosecute, compromise, or settle any claim for refund, and (b) determine whether any refunds to which the Pharmacopeia Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the Pharmacopeia Consolidated Group.

        2.3.  Taxable Period Ends on Distribution Date. Unless prohibited by applicable law, any taxable period of PDD that is included in a Pharmacopeia Consolidated Return that includes the Distribution Date shall end on the Distribution Date.

        2.4.  Allocation. Unless Pharmacopeia and PDD agree otherwise, the taxable year of PDD shall be treated for all Tax purposes as ending on the Distribution Date, and no alternative method of allocating Tax Items of PDD to the period including the Distribution shall be used.

        2.5.  PDD Separate Returns. PDD shall be solely responsible for the preparation and filing of all PDD Separate Returns. PDD shall be responsible for paying to the applicable Tax Authorities all Taxes shown as due from any PDD Affiliate on the PDD Separate Returns.

        2.6.  Post-Distribution Conduct of PDD. On or after the Distribution Date, PDD will not, nor will it permit any PDD Affiliate to, make or change any accounting method, change its taxable year, amend any Return or take any Tax position on any Return, take any other action, omit to take any action, or enter into any transaction that may reasonably be expected to result in or does result in any increased Tax liability or reduction of any Tax Asset of the Pharmacopeia Consolidated Group or any Pharmacopeia Affiliate.

ARTICLE III
TAX SHARING

        3.1.  Taxes Generally. Except as provided in Section 3.2 and Section 3.3 of this Agreement, Pharmacopeia shall pay or cause to be paid and shall indemnify and hold each PDD Affiliate harmless against all Tax Liabilities that arise under each Pharmacopeia Consolidated Return. PDD shall pay or cause to be paid and shall indemnify and hold each Pharmacopeia Affiliate harmless against all Tax Liabilities that arise under each PDD Separate Return.

        3.2.  Adjustments. If any Tax Return is examined by a Taxing Authority and an Adjustment results from such examination, liability for Taxes arising from such Adjustment shall be borne by the responsible party as determined under Section 3.1, provided, however, that if the Adjustment which results in additional Tax Liability to one party also results in a Tax Benefit to the other party, the party receiving such Tax Benefit, to the extent it is equal to or less than the other party's additional Tax Liability, shall pay such Tax Benefit to the other party within 30 days after such Tax Benefit is realized.

Promptly after receiving notice from the party having the Adjustment which results in additional Tax Liability, the other party shall make a claim for any Tax Benefit resulting from such Adjustment, on an amended Tax Return or in a formal or informal claim filed with the IRS, unless the amount of such Tax Benefit is immaterial or unless otherwise agreed by the parties. If an Adjustment could be governed by both this Section 3.2 and Articles VII or VIII, those Articles will take precedence over this Section 3.2.

        3.3.  Separation Taxes. Notwithstanding anything in this Agreement to the contrary, PDD shall indemnify and hold harmless each Pharmacopeia Affiliate against liability for (i) any PDD Change in Control Tax and (ii) any Separation Tax for which PDD or its Affiliates has an obligation to indemnify Pharmacopeia under any other provision of this Agreement. Pharmacopeia shall indemnify and hold harmless each PDD Affiliate against liability for all other Separation Taxes.

ARTICLE IV
COOPERATION AND EXCHANGE OF INFORMATION; AUDITS AND ADJUSTMENTS

        4.1.  Tax Return Information.

          (a)   PDD shall, and shall cause each appropriate PDD Affiliate to, provide Pharmacopeia with all information and other assistance reasonably requested by Pharmacopeia to enable the Pharmacopeia Affiliates to prepare and file Pharmacopeia Consolidated Returns required to be filed by them pursuant to this Agreement.

          (b)   Pharmacopeia shall, and shall cause each appropriate Pharmacopeia Affiliate to, provide PDD with all information and other assistance reasonably requested by PDD to enable the PDD Affiliates to prepare and file PDD Separate Returns required to be filed by them pursuant to this Agreement.

        4.2.  Audits and Adjustments.

          (a)   Whenever a Pharmacopeia Affiliate or PDD Affiliate receives in writing from the IRS or any other Taxing Authority notice of an Adjustment that may give rise to a payment from the other party under this Agreement or otherwise affect the other party's Taxes, Pharmacopeia or PDD, as the case may be, shall give written notice of the Adjustment to the other party in accordance with the terms of Article VIII. The audit shall be controlled and settled pursuant to the terms of that article.

          (b)   PDD agrees reasonably to cooperate with Pharmacopeia in the negotiation, settlement, or litigation of any liability for Taxes of any Pharmacopeia Affiliate.

          (c)   Pharmacopeia agrees reasonably to cooperate, and to cause each Pharmacopeia Affiliate to cooperate, with PDD in the negotiation, settlement, or litigation of any liability for Taxes of any PDD Affiliate.

          (d)   Pharmacopeia will reasonably promptly notify PDD in writing of any Adjustment involving a change in the tax basis of any asset of any PDD Affiliate, specifying the nature of the change so that such PDD Affiliate will be able to reflect the revised basis of its tax books and records for periods beginning on or after the Distribution Date.

        4.3.  PDD Carrybacks. Whenever permitted to do so by applicable law, and unless agreed otherwise by Pharmacopeia, PDD shall elect to relinquish any carryback period which would include any Pre-Distribution Tax Period.

For purposes of this Article IV, the term "party" shall refer to any Pharmacopeia Affiliate and any PDD Affiliate, as the case may be.

ARTICLE V
RETENTION OF RECORDS

        5.1.  Retention of Records. Pharmacopeia and PDD agree to retain the appropriate records which may affect the determination of the liability for Taxes of any PDD Affiliate or Pharmacopeia Affiliate, respectively, until such time as there has been a Final Determination with respect to such liability for Taxes. A party may satisfy its obligations under the preceding sentence by allowing the other party to duplicate records at such second party's request and expense.

        5.2.  Statute of Limitations. Pharmacopeia and PDD will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

ARTICLE VI
COVENANTS

        6.1.  Pharmacopeia Covenants. Pharmacopeia covenants to PDD that:

          (a)   No Pharmacopeia Affiliate will take any action or fail to take any action, which action or failure to act would cause the Contribution and the Distribution to fail to qualify under Sections 351(a), 355(a), and 368(a)(1)(D) of the Code or any corresponding provision of state or local law. Without limiting the foregoing, Pharmacopeia covenants to PDD that:

              (i)  During the six-month period following the Distribution Date, no Pharmacopeia Affiliate will liquidate, merge, or consolidate with any person or enter into any substantial negotiations, agreements, or arrangements with respect to any such transaction.

             (ii)  During the six-month period following the Distribution Date, no Pharmacopeia Affiliate will sell, exchange, distribute, or otherwise dispose of assets to any person or enter into any substantial negotiations, agreements, or arrangements with respect to any such transaction, except in the ordinary course of business.

            (iii)  Following the Distribution, Accelrys and its subsidiaries will, for a minimum of two years, continue the active conduct of the Software Business.

            (iv)  No Pharmacopeia Affiliate will take any action inconsistent with the information and representations in the Opinion Documents.

             (v)  No Pharmacopeia Affiliate will repurchase stock of Pharmacopeia in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in the Opinion Documents.

            (vi)  No Pharmacopeia Affiliate will permit its agents to take any of the actions described in items (i) through (v) above on its behalf.

          (b)   No Pharmacopeia Affiliate will take or omit to take (or permit its agents to take or omit to take) any action that results in any Separation Tax being imposed on any PDD Affiliate in excess of the amount that would be imposed on such PDD Affiliate, based upon:

              (i)  any specific agreements between a Pharmacopeia Affiliate and a PDD Affiliate as to the manner in which the Contribution and Distribution and any other relevant transactions are to be treated for tax purposes, and

             (ii)  to the extent not contrary to the agreements described in Section 6.1(b)(i), the form of the Contribution and Distribution and any other relevant transactions as set forth in agreements between the relevant Pharmacopeia Affiliates and PDD Affiliates.

          (c)   Within the two-year period following the distribution, no Pharmacopeia Affiliate will take any action (including stock issuances, whether pursuant to the exercise of options or similar interests or otherwise, option grants, capital contributions, or redemptions) or omit to take any action (or permit its agents to take or omit to take any action) which is reasonably likely to, either alone or in combination with actions or omissions by any Pharmacopeia Affiliate or any other party, result in the imposition of any Separation Tax.

        6.2.  PDD Covenants. PDD covenants to Pharmacopeia that:

          (a)   No PDD Affiliate will take any action or fail to take any action, which action or failure to act would cause the Contribution and the Distribution to fail to qualify under Sections 351(a), 355(a), and 368(a)(1)(D) of the Code or any corresponding provision of state or local law. Without limiting the foregoing, PDD covenants to Pharmacopeia that:

              (i)  During the six-month period following the Distribution Date, PDD will not liquidate, merge, or consolidate with any person, or enter into any substantial negotiations, agreements, or arrangements with respect to any such transaction.

             (ii)  During the six-month period following the Distribution Date, no PDD Affiliate will sell, exchange, distribute, or otherwise dispose of assets to any person, or enter into any substantial negotiations, agreements, or arrangements with respect to any such transaction, except in the ordinary course of business.

            (iii)  Following the Distribution, PDD will, for a minimum of two years, continue the active conduct of the Drug Discovery Business.

            (iv)  No PDD Affiliate will take any action inconsistent with the information and representations in the Opinion Documents.

             (v)  No PDD Affiliate will repurchase stock of PDD in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in the Opinion Documents.

            (vi)  No PDD Affiliate will permit its agents to take any of the actions described in items (i) through (v) above on its behalf.

          (b)   No PDD Affiliate will take or omit to take (or permit its agents to take or omit to take) any action that results in any Separation Tax being imposed on any Pharmacopeia Affiliate in excess of the amount that would be imposed on such Pharmacopeia Affiliate, based upon:

              (i)  any specific agreements between a Pharmacopeia Affiliate and a PDD Affiliate as to the manner in which the Contribution and Distribution and any other relevant transactions are to be treated for tax purposes, and

             (ii)  to the extent not contrary to the agreements described in Section 6.1(b)(i), the form of the Contribution and Distribution and any other relevant transactions as set forth in agreements between the relevant Pharmacopeia Affiliates and PDD Affiliates.

          (c)   Within the two-year period following the distribution, no PDD Affiliate will take any action (including stock issuances, whether pursuant to the exercise of options or similar interests or otherwise, option grants, capital contributions, or redemptions) or omit to take any action (or permit its agents to take or omit to take any action) which is reasonably likely to, either alone or in combination with actions or omissions by any PDD Affiliate or any other party, result in the imposition of any Separation Tax.

        6.3.  Exceptions. Any Pharmacopeia Affiliate or PDD Affiliate may take actions inconsistent with the covenants contained in Section 6.1, if Pharmacopeia or PDD, as the case may be obtains an

Unqualified Tax Opinion, it being understood that each party hereto agrees to cooperate with the party seeking such opinion and use its reasonable best efforts to assist the party seeking such opinion in its attempting to obtain, as expeditiously as possible, any opinion described in this Section 6.3.

ARTICLE VII
INDEMNITY OBLIGATIONS

        7.1.  PDD Indemnity. Each PDD Affiliate (collectively, jointly and severally, the "PDD Indemnifying Parties") will jointly and severally indemnify each Pharmacopeia Affiliate (each a "Pharmacopeia Indemnified Party") against and hold them harmless from:

          (a)   Any state and local Tax of any PDD Affiliate, excluding any Combined State Tax and excluding (for purposes of this Section 7.1(a)) any Separation Tax;

          (b)   any Separation Taxes resulting from a breach by a PDD Indemnifying Party of (i) any representation or covenant in an Opinion Document (as such representation is modified, qualified or elaborated in any subsequent Opinion Document), (ii) any representation, covenant or other agreement set forth in this Agreement, or (iii) any agreements or covenants between a Pharmacopeia Affiliate and a PDD Affiliate pertaining to Tax matters;

          (c)   any PDD Change in Control Tax;

          (d)   any Tax liability arising from an Adjustment for which PDD is responsible under Section 3.2;

          (e)   any Tax imposed on a Pharmacopeia Affiliate as a result of PDD's failure to cooperate with Pharmacopeia under Article VIII; and

          (f)    any Tax increase to Pharmacopeia resulting from PDD's adoption of a position inconsistent with the allocation set out in Section 2.4.

        7.2.  Pharmacopeia Indemnity. Each Pharmacopeia Affiliate (collectively, jointly and severally, the "Pharmacopeia Indemnifying Parties" and, together with PDD Indemnifying Parties, the "Indemnifying Parties") will jointly and severally indemnify each PDD Affiliate (each a "PDD Indemnified Party" and, together with the Pharmacopeia Indemnified Parties, the "Indemnified Parties") against and hold them harmless from:

          (a)   Any Pharmacopeia Consolidated Group Taxes, excluding (for purposes of this Section 7.2) any Separation Taxes;

          (b)   Any separate state or local Tax and any foreign Tax of any Pharmacopeia Affiliate;

          (c)   Any liability or damage arising from the breach by any Pharmacopeia Affiliate of (i) any representation or covenant in an Opinion Document (as such representation is modified, qualified or elaborated in any subsequent Opinion Document), (ii) any representation, covenant or other agreement set forth in this Agreement, or (iii) any agreements or covenants between a Pharmacopeia Affiliate and a PDD Affiliate pertaining to Tax matters;

          (d)   any Separation Taxes (other than such Taxes for which PDD is required to indemnify Pharmacopeia under Section 7.1);

          (e)   Any Tax liability arising from an Adjustment for which Pharmacopeia is responsible under Section 3.2; and

          (f)    Any Tax imposed on a PDD Affiliate (other than a Separation Tax) as a result of Pharmacopeia's failure to cooperate with PDD under Article VIII (each of the items described in Section 7.1 or 7.2, an "Indemnified Liability").

        7.3.  Amount of Indemnity. The amount of Tax included in an Indemnified Liability that is incurred by any Indemnified Party shall in the case of a Tax based or determined with reference to income shall for any year be the difference between (x) the actual Tax incurred by the Indemnified Party for such year and (y) the amount of Tax that the Indemnified Party would have paid in such year absent the Tax Items (or adjustments thereto) in that year or any prior year giving rise to the Indemnified Liability. For the avoidance of doubt, if an adjustment to any Tax Item would have resulted in additional Tax paid but for the availability of net operating losses or tax credits, the Indemnifying Party shall indemnify the Indemnified Party when, as, and to the extent that such loss or credit carryforward would otherwise have been available to reduce any Tax. All amounts payable under this Agreement shall be treated as adjustments to the amount of the Contribution, provided that if any taxing jurisdiction determines that the amounts received by an Indemnified Party nevertheless are taxable, then the Indemnifying Party shall make additional payments to the Indemnified Party so that the Indemnified Party is made whole on an after-tax basis. For this purpose, the amount of Taxes imposed on the payments shall be determined based on the taxing jurisdiction's highest marginal Tax rate applicable to taxable income of corporations such as the Indemnified Party on income of the character subject to tax and indemnified against under this Article VII for the taxable period in which the Distribution occurs (net of any federal Tax Benefit from state and local Taxes).

ARTICLE VIII
PROCEDURAL ASPECTS OF INDEMNITY

        8.1.  General.

          (a)   If either any Indemnified Party or any Indemnifying Party receives any written notice of deficiency, claim or adjustment or any other written communication from any Taxing Authority that may result in an Indemnified Liability, the party receiving such notice or communication shall promptly give written notice thereof to the other party, provided that any delay by an Indemnified Party in so notifying an Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent (i) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with section 8.2 and (ii) the Indemnifying Party is materially and adversely prejudiced by the delay.

          (b)   The parties hereto undertake and agree that from and after such time as they obtain knowledge that any representative of a Taxing Authority has begun to investigate or inquire into the Distribution (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), the party obtaining such knowledge shall (i) notify the other party thereof, provided that any delay by an Indemnified Party in so notifying an Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder (except to the extent (A) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with section 8.2 and (B) the Indemnifying Party is materially and adversely prejudiced by such delay), (ii) consult with the other party from time to time as to the conduct of such investigation or inquiry, (iii) provide the other party with copies of all correspondence with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, and (iv) arrange for a representative of the other party to be present at all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry.

        8.2.  Contests.

          (a)   Provided that (i) an Indemnifying Party shall furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability and (ii) such Indemnifying Party acknowledges in writing that the asserted liability is an Indemnified Liability, such Indemnifying Party shall assume and direct the defense or settlement of any tax examination, administrative appeal, hearing, arbitration, suit or other proceeding (each a "Proceeding") commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of such liability.

          (b)   If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, the parties shall use their respective best efforts to cause the Indemnified Liability to be the subject of a separate proceeding. If such severance is not possible, the Indemnifying Party shall assume and direct and be responsible only for the matters relating to the Indemnified Liability. The Indemnified Party may settle, partially settle, or otherwise resolve any controversy involving the Indemnified Party's return to which the particular Adjustment relates, so long as the Indemnified Party does not settle, partially settle, or otherwise resolve the controversy in a manner inconsistent with the Indemnifying Party's position, without prior written consent, which may not be unreasonably withheld, from the Indemnifying Party.

          (c)   Notwithstanding the foregoing, if at any time during a Proceeding controlled by an Indemnifying Party pursuant to Section 8.2(a) such Indemnifying Party fails to provide evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability or the Indemnified Party reasonably determines, after due investigation, that such Indemnifying Party could not pay the full amount of the Indemnified Liability, then the Indemnified Party may assume control of the Proceedings upon 7 days written notice.

          (d)   In addition to amounts referred to in Section 7.1 or Section 7.2, an Indemnifying Party shall pay all out-of-pocket expenses and other costs related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by such Indemnifying Party and/or the Indemnified Party. To the extent that any such expenses and other costs have been or are paid by an Indemnified Party, the Indemnifying Party shall promptly reimburse the Indemnified Party therefor.

          (e)   An Indemnifying Party shall not pay (unless otherwise required by a proper notice of levy and after prompt notification to the Indemnified Party of receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. An Indemnifying Party shall, on a timely basis, keep the Indemnified Party informed of all developments in the Proceeding and provide the Indemnified Party with copies of all pleadings, briefs, orders, and other written papers.

          (f)    Any Proceeding which is not controlled or which is no longer controlled by an Indemnifying Party pursuant to this Section 8.2 shall be controlled and directed exclusively by the Indemnified Party, and any related out-of-pocket expenses and other costs incurred by the Indemnified Party, including but not limited to fees for attorneys, accountants, expert witness or other consultants, shall be reimbursed by such Indemnifying Party. An Indemnified Party will not be required to pursue the claim in federal district court, the Court of Federal Claims or any state or foreign court if as a prerequisite to such court's jurisdiction, the Indemnified Party is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by such Indemnifying Party.

        8.3.  Time and Manner of Payment. An Indemnifying Party shall pay to the Indemnified Party the amount of the Indemnified Liability and any expenses or other costs indemnified against (less any amount paid directly by an Indemnifying Party to the Taxing Authority) no less than seven (7) days prior to the date payment of the Indemnified Liability is to be made to the Taxing Authority. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the Indemnified Party by written notice to an Indemnifying Party prior to the due date of such payment. If an Indemnifying Party delays making payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

        8.4.  Refunds. In connection with this Agreement, if an Indemnified Party receives a refund in respect of amounts paid by an Indemnifying Party to any Taxing Authority on its behalf, or should any such amounts that would otherwise be refundable to the Indemnifying Party be applied by the Taxing Authority to obligations of the Indemnified Party unrelated to an Indemnified Liability, then such Indemnified Party shall, promptly following receipt (or notification of credit), remit such refund and any related interest to such Indemnifying Party.

        8.5.  Cooperation. The parties shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter that may result in an Indemnified Liability.

        8.6.  Affiliates. Pharmacopeia agrees and acknowledges that Pharmacopeia shall be responsible for the performance of the obligations of each Pharmacopeia Affiliate under this Agreement. PDD agrees and acknowledges that PDD shall be responsible for the performance of the obligations of each PDD Affiliate under this Agreement.

        8.7.  Application to Present and Future Subsidiaries. This Agreement is being entered into by Pharmacopeia and PDD on behalf of themselves and each Pharmacopeia Affiliate and each PDD Affiliate, respectively. This Agreement shall constitute a direct obligation of each such affiliate and shall be deemed to have been readopted and affirmed on behalf of any corporation or other entity which becomes a Pharmacopeia Affiliate or a PDD Affiliate in the future.

ARTICLE IX
DISPUTE RESOLUTION

        9.1.  Disputes.

          (a)   Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute, or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes") shall be subject to the provisions of this Section 9.1; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b)   Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the parties who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 30 days after delivery of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. If the parties do not resolve the Dispute within such 45 day period (the "Initial Mediation Period"), the parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of Pharmacopeia, the Chief Financial Officer, and (b) in the case of PDD, the Chief Financial Officer (collectively, the "Designated Officers"). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 days following the expiration of the Initial Mediation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute.

          (c)   If the Dispute has not been resolved by negotiation within 75 days of the first party's notice, or if the parties failed to meet within 30 days of the first party's notice, or if the Designated Officers failed to meet within 60 days of the first party's notice, either party may commence any litigation or other procedure allowed by law.

ARTICLE X
GENERAL

        10.1. Term of the Agreement. This Agreement shall become effective as of the Distribution Date, and except as expressly provided herein, shall continue in full force and effect indefinitely.

        10.2. Elections under Code section 1552. Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the Pharmacopeia Consolidated Group with respect to the calculation of earnings and profits under Code section 1552.

        10.3. Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

        10.4. Assignment. Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        10.5. Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

        10.6. Waivers. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        10.7. Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

        10.8. Confidentiality. Subject to any contrary requirement of law and the rights of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may require pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

        10.9. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        10.10. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

        10.11. Notices. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.11) listed below:

Pharmacopeia at:	Pharmacopeia, Inc. 9685 Scranton Road San Diego, CA Attn: Chief Financial Officer Phone: (858) 799-5000 Fax no.: (858) 799-5100
PDD at:	Pharmacopeia Drug Discovery, Inc. 3000 East Park Boulevard Cranbury, NJ 08512 Attn: Chief Financial Officer Phone: (609) 452-3600 Fax no.: (609) 452-3672

or to such other address as any party may, from time to time, designate in a written notice delivered in a like manner. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered three (3) business days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

        10.12. Pre-Distribution Earnings and Profits. Pharmacopeia and PDD agree to allocate pre-Distribution earnings and profits in accordance with Treasury Regulation section 1.312-10.

        10.13. Costs and Expenses. Unless specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

        10.14. Cancellation of Prior Tax Allocation or Tax Sharing Agreements. Except as otherwise expressly provided herein, on or prior to the effective date, Pharmacopeia shall cause to be canceled all agreements (other than this Agreement) providing for the allocation or sharing of Taxes to which any PDD Affiliate would otherwise be bound following the Distribution.

        10.15. Interest on Late Payments. If a party delays making any payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

        10.16. General. This Agreement, including the attachments, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties or (b) by a waiver in accordance with Section 10.6. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective present and future Subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.17. Governing Law and Severability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, including the provisions of such laws relating to conflict of laws. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the Distribution Date.

PHARMACOPEIA, INC.
By:
Name: Title:
PHARMACOPEIA DRUG DISCOVERY, INC.
By:
Name: Title:

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TAX SHARING AND INDEMNIFICATION AGREEMENT